
Tracey Emin
(b.1963)
I FELL IN LOVE
Emin's market is heating up, with two of her top three auction records coming since 2022 and a record number of paintings sold at auction last year.
INVESTMENT THESIS
Initial Offering Price
$500,000
Offering Circular
sec.gov
Similar Sales
Record Price
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
04
07
10
13
16
19
22
Price Appreciation of Similar Works
18.2%
Sharpe Ratio (2010-2023)
watch video
Tracey Emin
Not enough data
S&P 500
0.91
0% Progress
MEMBERS ONLY

Tracey Emin

(b.1963)

Why we like this offering

1. The Artwork is a prime example of Tracey Emin's signature vulnerable expressionist paintings about women.
2. Auction records for artworks similar in scale, style, and period are led by *You are there now* (2017), which sold for $819,000 at Sotheby's in May 2022, and *Hurricane* (2007), which sold for $572,102 at Christie's in March 2019.
3. In 2022, *Like A Cloud of Blood* (2022) sold for $2.6mm at Christie's in London making it her 2nd highest auction price record. The next year, *I told you don't try to fine me* (2007) sold for $1.6mm at Christie's in London becoming her 3rd highest auction price record.
4. The Artwork was featured in a solo exhibition of Tracey Emin's work, which Lehmann Maupin organized to inaugurate their new Chelsea location in 2002.
5. A selection of her recent works were exhibited alongside Edvard Munch's paintings in the exhibition, Tracey Emin / Edvard Munch: The Loneliness of the Soul, at the Royal Academy of Art in 2021.
6. In 2007, the artist became the second British woman artist to represent Great Britain at the 52nd Venice Biennale. Emin has been honored with numerous awards and was appointed Commander of the Most Excellent Order of the British Empire for her contributions to visual art by Queen Elizabeth II.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$3,042,656	47	$3,773,000

Turnover by Year


6.6M
5M
3.3M
1.7M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned

Sold Unsold


56
42
28
14
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$500,000**
Offering Circular	sec.gov/edgar

Painting


I FELL
IN LOVE



About Tracey Emin

Tracey Emin (b. 1963, London) is a world-renowned contemporary British artist who advocates for women's rights through intimate paintings, neon signs, film, and mixed-media installations. In the 1990s, she was a member of the Young British Artists movement alongside Damien Hirst, Rachel Whiteread, Chris Ofili, Sarah Lucas, Marc Quinn, and others. In 2007, she became the second British woman artist to represent Great Britain at the Venice Biennale.

INVEST NOW

TRACEY
EMIN

B. 1963, UNITED KINGDOM


I FELL IN LOVE

$500,000
INITIAL OFFERING

18.2%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

15.6%
ANNUAL RECORD PRICE APPRECIATION[3]

Acrylic on canvas | 48 × 48 in

Tracey Emin (b. 1963, London, United Kingdom) is a world-renowned contemporary British artist who advocates for women's rights through intimate paintings, neon signs, film, and mixed-media installations.

The Artwork is a prime example of Tracey Emin's signature vulnerable expressionist paintings about women. The Artwork includes a line of vague, romantic text, a recurring element in Tracey Emin's intimate, diary-like practice. Tracey Emin uses her own body as a model in her paintings, which gives the work a self-portrait quality. The Artwork was featured in a solo exhibition of Tracey Emin's recent work, which Lehmann Maupin organized to inaugurate their new Chelsea location in 2002. The Artwork is a medium-scale canvas painting featuring the brushy, navy outline of a kneeling nude body superimposed on a diluted painted pink heart. Tracey Emin captions the composition in large capital letters "I FELL IN LOVE." Between the words "Fell" and "in," a cryptic symbol that resembles an "O" and "A" appears at the bottom center. Brushstrokes of iridescent translucent sheer white paint throughout the composition give the work a sparkling quality. Auction records for artworks similar in scale, style, and period are led by You are there now (2017), which sold for $819,000 at Sotheby's New York on May 19, 2022, and Hurricane (2007), which sold for $572,102 (£431,250) at Christie's London on March 14, 2019.

EMIN'S AUCTION RECORDS ARE LED BY HER INSTALLATION MY BED (1998), WHICH SOLD FOR $4,342,546 (£2,546,500) AT CHRISTIE'S LONDON ON JULY 1, 2014, FOLLOWED BY HER PAINTINGS LIKE A CLOUD OF BLOOD (2022), WHICH SOLD FOR $2,631,218 (£2,322,000) AT CHRISTIE'S LONDON ON OCTOBER 13, 2022, AND I TOLD YOU DON'T TRY TO FIND ME (2007), WHICH SOLD FOR $1,648,172 (£1,362,000) AT CHRISTIE'S LONDON ON FEBRUARY 28, 2023.

Tracey Emin is represented by White Cube Gallery and Xavier Hufkens Gallery. She has been the subject of numerous solo exhibitions at museums and galleries around the world, including the Musée d'Orsay in Paris, the Tate Modern in London, the National Portrait Gallery in London, and the Scottish National Gallery of Modern Art in Edinburgh. Her work is also collected by prestigious public institutions around the world, such as the British Museum in London, the National Portrait Gallery in London, the Tate Modern in London, the Victoria & Albert Museum in London, the Long Museum in Shanghai, the National Gallery of Canada in Ottawa, the Stedelijk Museum in Amsterdam, the Hammer Museum in Los Angeles, the Institute of Contemporary Art in Boston, the AKG Art Museum in Buffalo, New York, the Walker Art Center in Minneapolis, and the Museum of Modern Art in New York, among many others. The international respect she garnered for her trailblazing feminist paintings, neons, and installations has translated to her commercial market. Emin's auction records are led by her installation My Bed (1998), which sold for $4,342,546 (£2,546,500) at Christie's London on July 1, 2014, followed by her paintings Like A Cloud of Blood (2022), which sold for $2,631,218 (£2,322,000) at Christie's London on October 13, 2022, and I told you don't try to find me (2007), which sold for $1,648,172 (£1,362,000) at Christie's London on February 28, 2023.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$819,000
$572,102
$196,854
$117,181
$87,683
$66,562
$2,500
1/1/2006
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

Tracey Emin (b. 1963, London, United Kingdom) is a world-renowned contemporary British artist who advocates for women's rights through intimate paintings, neon signs, film, and mixed-media installations. Emin grew up in a Turkish Cypriot family in Margate, England. She studied art at the Maidstone College of Art and went on to earn her Master of Fine Arts from the Royal College of Art in London in 1989. She was a member of the Young British Artists movement alongside Damien Hirst, Rachel Whiteread, Chris Ofili, Sarah Lucas, Marc Quinn, and others. In 1993, she held her first solo exhibition at the White Cube Gallery in London, at the time just a 13-square-foot room. Drawing inspiration from prehistoric art forms and the Expressionist artists Egon Schiele and Edvard Munch, she explores the raw emotions of how it feels to be a woman in her art, often with her own body as a model. She tackles taboo subjects like rape, abortion, and sexuality, and has earned worldwide recognition for her vulnerability and persisting belief in romance. In 1998, Emin created her most famous work, My Bed, an installation of her unmade bed with her private belongings in it. She was shortlisted for the Turner Prize the following year for her work, which brought Emin to the international stage. In 2007, she became the second British woman artist to represent Great Britain at the 52nd Venice Biennale, and famously spent much of her budget restoring the pavilion rather than on her art. Emin has been honored with numerous awards and was appointed Commander of the Most Excellent Order of the British Empire for her contributions to visual art by Queen Elizabeth II. In 2020, Emin was diagnosed with bladder cancer, which led to a sense of urgency in her work as she investigated the changes in her body and her mortality. A selection of her recent works were exhibited alongside Edvard Munch's paintings in the exhibition, Tracey Emin / Edvard Munch: The Loneliness of the Soul, at the Royal Academy of Art in 2021. Emin continues to live and work in London, Margate, and the South of France.




I FELL IN LOVE


I FELL IN LOVE

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Tracey Emin with the following criteria: Works on canvas created before 2020 that measure between 20 inches by 20 inches and 100 inches by 100 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.2% CAGR implied from selected sales occurring from December 5, 2005, to October 14, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Tracey Emin have a record price compound annual growth rate ("CAGR") of 15.6% from February 7, 2001 to December 31, 2023. This calculation is based on (i) a record price of $137,199 on February 7, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $3,773,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.